UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 21, 2006
AEGIS ASSESSMENTS INC
(Exact name of registrant as specified in its charter)
DELAWARE	000-50213	72-1525702
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
7975 N. HAYDEN ROAD #D363 - SCOTTSDALE, AZ 85258
(Address of principal executive offices & zip code)

Registrant's telephone number, including area code:  480-778-9140

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 17, 2006, Aegis Assessments, Inc. (the "Company") entered into a subscription agreement (the "Subscription Agreement") for the private placement of certain promissory notes with accredited investors in the principal aggregate amount of $500,000 (the "Convertible Notes"). The three accredited investors participating in the offering were Harborview Master Fund LP, in the principal amount of $125,000; DKR Soundshore Oasis Holding Fund Ltd., in the principal amount of $125,000; and Alpha Capital Aktiengesellschaft, in the principal amount of $250,000 (the "Subscribers"). The Convertible Notes each have a one-year maturity date and provide for simple interest payable on each Convertible Note at the annual rate of 10%. The Subscribers have the right, from and after the date of the issuance of the Convertible Notes until the Convertible Notes are fully paid, to convert any outstanding and unpaid principal portion of each Convertible Note, and accrued interest, at the election of such Subscriber into fully paid and nonassessable shares of the Company's common stock at a conversion price per share of $0.15.

The Company also agreed to issue and deliver certain warrants to the Subscribers in connection with the Subscription Agreement. Each Subscriber received one Class A Warrant and one Class B Warrant (together the "Warrants") for the right to purchase the number of shares of common stock equal to the number of shares of common stock underlying each Note assuming conversion as of February 17, 2006. The Class A Warrant was immediately exercisable for an exercise price of $0.25 per share and expires on February 17, 2011. The Class B Warrant was immediately exercisable for an exercise price of $0.60 per share and expires on February 17, 2009.

On August 15, 2006, the Company's board of directors approved a permanent reduction to the exercise price of the warrants to $0.05 per share as reflected in amendments to each of the Warrants.

On August 15, 2006, the Company and the Subscribers entered into an Amendment, Modification and Consent to Transaction Documents Agreement (the "Transaction Amendment") in connection with the Subscription Agreement and related documents (the "Transaction Documents").
Pursuant to the Transaction Amendment, the parties agreed to amend the Transaction Documents to reflect an additional purchase price of $111,000 paid to the Company (the "Additional Purchase Price") in exchange for the placement of additional promissory notes with the Subscribers in the principal aggregate amount of $111,000, after giving effect to a 15% original issue discount ("New Notes").
The New Notes are not convertible to common stock of the Company and mature 60 days from issuance and closing of the transactions, which took place on August 21, 2006.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

          The information provided in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
The New Notes issued by the Company to the Subscribers each mature on October 20, 2006 and provide for an original issue discount of 15%.
The New Notes are not convertible into shares of the Company’s outstanding common stock.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

          The information provided in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.04.
On August 15, 2006, as a result of the reduction in the exercise price of the Warrants, the conversion price of each of the Convertible Notes was automatically reduced from $0.15 per share to $0.05 per share.
As a result of the reduced conversion price under the Convertible Notes, the Subscribers are entitled to convert the aggregate outstanding principal and accrued interest under the Convertible Notes into a greater number of shares of the Company’s common stock than was contemplated at the original closing.
The Transaction Documents require the Company to maintain registration for resale with the Securities and Exchange Commission not less than a number of shares of common that is equal to
125% of the shares of common stock issuable upon conversion of all of the Convertible Notes and 100% of the shares of common stock issuable upon exercise of the Warrants held by the Subscribers
.
The Company previously filed a registration statement with the Securities and Exchange Commission on form SB-2 registering a sufficient number of shares of the Company’s common stock assuming a conversion price on the Convertible Notes of $0.15 per share.
Until the Company files an amendments to the registration statement or files a new registration statement to cover the additional shares now issuable upon conversion of the Convertible Notes, the Company is in default under the terms of the convertible Notes and the Subscribers are free at any time to declare the full unpaid principal and interest under the convertible Notes immediately due and payable.
The Subscribers have not waived this default.

Additionally, as a result of the Company’s failure to maintain an effective registration of a sufficient number of shares of common stock, the Transaction Documents require the Company, for each 30 days of such failure or part thereof, to pay to the Subscribers, as liquidated damages, an amount equal to 1% of the aggregate principal amount of the Convertible Notes remaining unconverted and the purchase price of shares of common stock issued upon conversion of the Convertible Notes and exercise of the Warrants.
The Company must pay the liquidated damages in cash within 10 days after the end of each 30-day period or shorter part thereof for which liquidated damages are payable.
The Subscribers have not waived this obligation and the Company does not possess the financial means to satisfy this obligation.

Exhibits
None

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEGIS ASSESSMENTS INC
Date: August 28, 2006	By:	/s/ Richard Reincke
Richard Reincke President/Chief Operating Officer